Exhibit 10.12
SUMMARY OF DIRECTOR COMPENSATION
The non-employee directors of Quest Energy GP, LLC receive the following compensation:
•	annual director fee of $32,000 per year;

•	annual fee of $7,500 per year for the Audit Committee chairperson;

•	annual fee of $2.500 per year for any other committee chairperson; and

•	a grant of 15,000 common units of Quest Energy Partners, L.P. on the date the non-employee director is elected or appointed to the Board of Directors, with 25% of the units immediately vested and 25% of the units vesting on each of the first three anniversaries of the date of such director’s election or appointment, provided that the director is still serving on the Board of Directors at the time of vesting.